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Franklin Templeton
7h
EZBC: the lowest-cost bitcoin ETF in the market, period.
EZBC
The lowest-cost bitcoin ETF
Access now
As of 5/31/2024. Sponsor fee of 0.19%. For a period from January 12, 2024 to August 2, 2024, the Sponsor will waive a portion of the Sponsor's Fee so that the Sponsor's Fee after the fee waiver will be equal to 0.00% of the net asset value of the Fund for the first $10.0 billion of the Fund's assets.
Important Information: Franklin Bitcoin ETF (the "Fund") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.franklintempleton.com.
The Fund is not an investment company registered under the Investment Company Act of 1940 (1940 Act), and therefore is not subject to the same regulatory requirements as mutual funds or ETFs registered under the 1940 Act. The Fund is not a commodity pool for purposes of the Commodity Exchange Act ("CEA") and accordingly is not subject to the regulatory protections afforded by the CEA.
© 2024 Franklin Distributors, LLC, marketing agent.
EZBC
Franklin Bitcoin ETF
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Franklin Templeton
7h
EZBC: the lowest-cost bitcoin ETF in the market, period.
EZBC
The lowest-cost bitcoin ETF
Access now
As of 5/31/2024. Sponsor fee of 0.19%. For a period from January 12, 2024 to August 2, 2024, the Sponsor will waive a portion of the Sponsor's Fee so that the Sponsor's Fee after the fee waiver will be equal to 0.00% of the net asset value of the Fund for the first $10.0 billion of the Fund's assets.
Important Information: Franklin Bitcoin ETF (the "Fund") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.franklintempleton.com.
The Fund is not an investment company registered under the Investment Company Act of 1940 (1940 Act), and therefore is not subject to the same regulatory requirements as mutual funds or ETFs registered under the 1940 Act. The Fund is not a commodity pool for purposes of the Commodity Exchange Act ("CEA") and accordingly is not subject to the regulatory protections afforded by the CEA.
© 2024 Franklin Distributors, LLC, marketing agent.
Franklin Bitcoin ETF: EZBC
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